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                                                                     EXHIBIT 5.1

            [LETTERHEAD OF RICHARDS, LAYTON & FINGER APPEARS HERE]

                                 March 9, 2000


Metris Receivables, Inc.
600 South Highway 169
Suite 300
St. Louis Park, Minnesota 55426

          Re:  Metris Master Trust
               -------------------

Ladies and Gentlemen:

          We have acted as special Delaware counsel for Metris Receivables, Inc., a Delaware corporation (the "Transferor"), in connection with the proposed issuance and sale of Series of Investor Securities (the "Securities"), such Securities representing undivided interests in Metris Master Trust. Each Series of Securities will be issued by the Metris Master Trust pursuant to an Amended and Restated Pooling and Servicing Agreement, dated as of July 30, 1998 (the "Original Pooling and Servicing Agreement"), by and between the Transferor, as transferor, Direct Merchants Credit Card Bank, National Association, a national banking association, as servicer, and The Bank of New York (Delaware), a Delaware banking corporation, as trustee (the "Trustee"), as amended from time to time by Assignments in the form of the assignment which is attached as Exhibit H to the Original Pooling and Servicing Agreement (the "Assignments"), and as to be supplemented from time to time by Supplements in the form of the supplement which is attached as Exhibit 4(b) to Amendment No. 1 to Registration Statement on Form S-3 which was filed by the Transferor with the Securities and Exchange Commission on May 28, 1999 (No. 333-76047) (the "Supplements") (the Original Pooling and Servicing Agreement as amended by the Assignments and as supplemented by the Supplements is hereinafter referred to as the "Pooling and Servicing Agreement"). Initially capitalized terms used herein and not otherwise defined are used as defined in the Pooling and Servicing Agreement.
At your request, this opinion is being furnished to you.
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Metris Receivables, Inc.
March 9, 2000
Page 2

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

     (a)  The Pooling and Servicing Agreement;

     (b) The Form 8-K, to be filed by the Transferor with the Securities and Exchange Commission on or about March 9, 2000 (the "Form 8-K"), including a related prospectus (the "Prospectus"); and

     (c)  A certificate of an officer of the Transferor, dated March 9, 2000.

     For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document not listed above that bears upon or is inconsistent with the opinions stated herein. We have conducted no factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

     With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

     For purposes of this opinion, we have assumed, at the time of issuance and sale of the Securities, (i) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (ii) that the Transferor will be a Delaware corporation duly organized and validly existing under the laws of the State of Delaware, (iii) that the Transferor will have all necessary corporate power and authority to cause the issuance and sale of the Securities,
(iv) that the Transferor will have taken all necessary corporate action to cause the issuance and sale of the Securities, (v) that the issuance and sale of the Securities will not be contrary to any applicable law, rule, regulation or order, and (vi) in connection with the documents of which we have reviewed a form, that all blanks contained in such documents will be properly and appropriately completed, and optional provisions included in such documents will be properly and appropriately selected, and as executed, such documents will conform with the forms of the documents reviewed by us.

     This opinion is limited to the laws of the State of Delaware and United States of America federal law, and we have not considered and express no opinion on the laws of any other jurisdiction. Our opinions are rendered only with respect to Delaware and United States of America federal laws and rules, regulations and orders thereunder which are currently in effect.
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Metris Receivables, Inc.
March 9, 2000
Page 3

     Based upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when issued and sold in accordance with the terms of the Pooling and Servicing Agreement, including when duly executed and authenticated by the Trustee in accordance with the terms of the Pooling and Servicing Agreement and issued and delivered against payment therefor, the Securities will be legally issued, fully paid and nonassessable and entitled to the benefits of the Pooling and Servicing Agreement.

     We understand that you will file this opinion with the Securities and Exchange Commission as an exhibit to the Form 8-K in connection with the filing by the Transferor of the Form 8-K under the Securities Act of 1934, as amended. We hereby consent to the filing of this opinion with the Securities and Exchange Commission. This opinion is rendered solely for your benefit in connection with the foregoing. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                        Very truly yours,


                                        /s/ Richards, Layton & Finger, P.A.


MIL/WAY/DWO